Exhibit 5.1

May 25, 2006	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441

Dynegy Inc. 1000 Louisiana, Suite 5800 Houston, Texas 77002	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Illinois counsel to Dynegy Inc., an Illinois corporation (the “Company”) in connection with the offer and sale of up to 40,250,000 shares of Class A Common Stock, no par value, of the Company (the “Shares”). The Shares will be sold in an underwritten offering pursuant to the Underwriting Agreement dated May 23, 2006, by and between the Company and J.P. Morgan Securities Inc. and Lehman Brothers Inc. as representatives of the underwriters named therein (the “Underwriters”), all as described in a Prospectus Supplement dated May 23, 2006, as filed with the Securities and Exchange Commission (the “Commission”) on May 25, 2006 (the “Prospectus Supplement”). The Prospectus Supplement supplements the prospectus forming a part of the Registration Statement on Form S-3, No. 333-66088 (the “Registration Statement”) originally filed with the Commission on July 27, 2001.

As counsel to the Company, we have examined originals or copies certified to our satisfaction as being true and complete copies of the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and of a committee of the Board of Directors, and such records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon and subject to the foregoing, we are of the opinion that the Shares, upon issuance and delivery thereof to the Underwriters against payment in full of the purchase price therefor as described in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C. Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Dynegy Inc.

May 25, 2006

This opinion is not rendered with respect to any laws other than the laws of the State of Illinois.

We consent to the filing of this opinion in connection with the Registration Statement.

Very truly yours,

MAYER, BROWN, ROWE & MAW LLP